Exhibit 3.1

ARTICLES OF INCORPORATION
OF
GLYECO, INC.

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, being at least eighteen (18) years of age and acting as the incorporator of the Corporation hereby being formed under and pursuant to the laws of the State of Nevada, does hereby certify that:

ARTICLE I - NAME

The exact name of this Corporation is: GlyEco, Inc.

ARTICLE II - REGISTERED OFFICE AND RESIDENT AGENT

The resident agent and registered office address of the Corporation is

InCorp Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, NV 89074-7722

ARTICLE III - DURATION

The Corporation shall have perpetual existence.

ARTICLE IV - PURPOSES

The purpose, object, and nature of the business for which this Corporation is organized are to: (a) engage in any lawful activity; (b) carry on such business as may be necessary, convenient, or desirable to accomplish the above purposes; and (c) do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation.

 ARTICLE V - CAPITAL STOCK

Section 1.  Authorized Shares.  The total number of shares which this Corporation is authorized to issue is 300,000,000 shares of common stock having a par value of $0.0001 per share, and 40,000,000 shares of “blank check” preferred stock having a par value $0.0001 per share. The Board of Directors of the Corporation is vested with the right, without obtaining stockholder approval thereof, to prescribe one or more classes or series of preferred stock and the authorized number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of preferred stock.

 Section 2.  Voting Rights of Stockholders.  Each holder of the common stock shall be entitled to one vote for each share of common stock standing in his name on the books of the Corporation.

Section 3.  Consideration for Shares.  The common stock shall be issued for such consideration as shall be fixed from time to time by the Board of Directors.  In the absence of fraud, the judgment of the Board of Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive.  When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable.  These Articles of Incorporation shall not be amended in this particular.

Section 4.  Stock Rights and Options.  The Corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.  In the absence of fraud, the judgment of the Board of Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

Section 5. Decrease in Issued and Outstanding Shares.  The Board of Directors of the Corporation is vested with the right to decrease the number of issued and outstanding shares of common stock and/or preferred stock, as the case may be, without the approval of stockholders under § 78.2055 of the Nevada Revised Statutes (“NRS”).

Section 6. Change in Number of Authorized Shares of Class or Series.  The Board of Directors of the Corporation is vested with the right to change the number of shares of a class or series, if any, of its authorized stock by increasing or decreasing the number of authorized shares of the class or series and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class or series held by each stockholder of record at the effective date and time of the change, may, except as otherwise provided in NRS § 78.207(2) and (3), without obtaining the approval of the stockholders.  The Board of Directors may also, without stockholder approval, change the par value of Corporation’s capital stock of the same class or series of the shares increased or decreased.  After the effective date and time of the change, the Corporation may issue its stock in accordance therewith.

ARTICLE VI - MANAGEMENT

For the management of the business, and for the conduct of the affairs of the Corporation, and for the future definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders, it is further provided:

 Section 1.  Size of Board.  The initial number of the Board of Directors shall be one (1).  Thereafter, the number of directors shall be as specified in the Bylaws of the Corporation, and such number may from time to time be increased or decreased in such manner as prescribed by the Bylaws.  The name and business address of the Corporation’s initial Director is: Ralph M. Amato, 2360 Corporate Circle, Suite 400, Henderson, NV 89074-7722.

Section 2.  Powers of Board.  In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized and empowered:

(a)  To make, alter, amend, and repeal the Bylaws, subject to the power of the stockholders to alter or repeal the Bylaws made by the Board of Directors;

(b)  Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to stockholder inspection.  No stockholder shall have any right to inspect any of the accounts, books, or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or the stockholders of the Corporation;

(c)  To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board of Directors, in its sole and absolute discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

(d)  To determine whether any and, if so, what part of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(e)  To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(f)  To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations.

(g)  To designate, by resolution or resolutions passed by a majority of the whole Board of Directors, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board;

(h)  To provide for the reasonable compensation of its own members by Bylaw, and to fix the terms and conditions upon which such compensation will be paid;

(i)  In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the Bylaws of the Corporation.

Section 3.  Interested Directors.  No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other Corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such Corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that: (1)  the interest of each such director shall have been disclosed to or known by the Board of Directors and a disinterested majority of the Board of Directors shall have, nonetheless, ratified and approved such contract or transaction (such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given); or (2) the conditions of NRS § 78.140 are met.

ARTICLE VII - PLACE OF MEETING; CORPORATE BOOKS

Subject to the laws of the State of Nevada, the stockholders and the directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the Corporation, outside the State of Nevada, at such place or places as may from time to time be designated in the Bylaws or by appropriate resolution.

ARTICLE VIII - AMENDMENT OF ARTICLES

Section 1. Amendments. Except with respect to amending the non-assessability of shares pursuant to Section 3 of Article V hereof, this Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or its Bylaws in the manner now or thereafter prescribed by statute or by these Articles of Incorporation or by the Corporation’s Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

Section 2. Amendment to Articles of Incorporation to Change the Corporation’s Name. The Board of Directors, without the approval of the stockholders, may amend the Articles of Incorporation to change the name of the Corporation to any name that conforms with any business or industry that the Board of Directors determines that the Corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Corporation.

Section 3. Re-Capitalization Affecting Outstanding Securities. The Board of Directors, without the approval of the stockholders, may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation’s capital accounts.

ARTICLE IX - INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation are as follows:

Doug Ansell
c/o InCorp Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, NV 89074-7722

ARTICLE X - LIMITED LIABILITY OF OFFICERS AND DIRECTORS

Except as hereinafter provided, the officers and directors of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.  This limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distribution prohibited by NRS § 78.300.

ARTICLE XI – INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. The Corporation shall indemnify, to the fullest extent permitted by the Nevada Revised Statutes, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action if the person:

(a) Is not liable pursuant to NRS § 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS § 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Section 2.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action if the person:

(a)  Is not liable pursuant to NRS § 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3.  To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 and 2 of this Article XI, or in defense of any claim, issue, or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

ARTICLE XII – TRANSACTIONS WITH STOCKHOLDERS

Section 1.  Combinations with Interested Stockholders. The Corporation elects not to be governed by the provisions of NRS § 78.411 through NRS § 78.444, inclusive, of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation as of October 20, 2011.

By:  /s/ Doug Ansell
Doug Ansell, Incorporator